Exhibit 4.1
                                                                     -----------

                            CERTIFICATE OF CORRECTION
                                       TO
                           CERTIFICATE OF DESIGNATION
                                     OF THE
                          SERIES 2006-A PREFERRED STOCK
                                ($0.01 PAR VALUE)
                                       OF
                              HAROLD'S STORES, INC.


         Pursuant to Section 1007.F of the Oklahoma General Corporation Act


         WHEREAS, a Certificate of Designation setting forth certain resolutions of the Corporation's Board of Directors establishing the powers, preferences, rights and limitations of the Corporations Series 2006-A Preferred Stock, par value $0.01 per share, of Harold's Stores, Inc. was filed with the Oklahoma Secretary of State on January 24, 2006 (the "Certificate of Designation");

         WHEREAS, the undersigned officers of Harold's Stores, Inc., an Oklahoma corporation (the "Corporation"), do hereby execute and file this Certificate of Correction to the Certificate of Designation pursuant to the provisions of
Section 1007.F of the Oklahoma General Corporation Act to reflect the changes set forth below:

         1. The fourth sentence of Section 3 of the Certificate of Designation is hereby corrected to read as follows:

         In the event the holders of the Amended Series 2001-A Preferred and the Series 2002-A Preferred, voting together, and the Series 2003-A Preferred, voting separately, no longer have the right to designate the Chairman of the Board and/or the Vice-Chairman of the Board as described in the Certificates of Designation establishing such series of preferred stock, then one such director elected by the holders of the Series 2006-A Preferred shall serve as Chairman of the Board and one such director shall serve as Vice-Chairman of the Board, provided that if the holders of the Series 2006-A Preferred, voting together as a class, are entitled to elect only one director, that director shall serve as Chairman of the Board.

         2. The first sentence of Section 4(a)(i) is corrected to read as follows:

              (i) for the shares of Series 2006-A Preferred issuable pursuant to any option or other right to acquire shares of Series 2006-A Preferred, the Conversion Price shall equal the Average Market Price of the Common Stock as of the twenty (20) trading days ending on the trading day next preceding the date such option or other right is granted, as quoted by the securities exchange upon which such Common Stock is traded (the "Stated Value Conversion Price"); and

         3.   Section 4(c)(i) is corrected to read as follows:

              (i) such number of shares of Series 2006-A Preferred as shall from time to time to be sufficient to permit issuance of such shares pursuant to any option or other right to acquire shares of 2006-A Preferred Stock or for the payment of dividends on the Series 2006-A Preferred in additional shares of Series 2006-A Preferred; and

         4.   Section 6(d) is corrected to read as follows:

              (d) authorize or issue any class or series of capital stock, other than the issuance of Series 2006-A Preferred, Series 2003-A Preferred, Series 2002-A Preferred and Amended Series 2001-A Preferred in satisfaction of dividends or pursuant to existing conversion rights or options or warrants granted to persons to acquire shares of Series 2006-A Preferred, provided that the Corporation may issue options and other stock-based awards (and the shares upon exercise thereof) pursuant to the following Subsection (e);

         5.   The first sentence of Section 8 is corrected to read as follows:

         Except for the issuance of stock (a) as payment of dividends on the Series 2006-A Preferred, the Series 2003-A Preferred, the Series 2002-A Preferred and the Amended Series 2001-A Preferred and the issuance of Common Stock on conversion of the Series 2006-A Preferred, the Series 2003-A Preferred, the Series 2002-A Preferred and the Amended Series 2001-A Preferred, or (b) pursuant to existing conversion rights or options or warrants granted to persons to acquire shares of Series 2006-A Preferred, the Corporation shall not issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any (i) shares of Common Stock,
         (ii) any other equity security of the Corporation, including without limitation, shares of Series 2006-A Preferred, Series 2003-A Preferred, Series 2002-A Preferred or Amended Series 2001-A Preferred, (iii) any debt security of the Corporation (other than debt with no equity feature) including without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Corporation, (iv) any security of the Corporation that is a combination of debt and equity, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Corporation, except for the issuance of options and other awards, and shares issuable thereon, pursuant to the Corporation's 1993 or 2002 Performance and Equity Incentive Plan and 1993 Employee Stock Purchase Plan, each as amended, or any other employee incentive plan approved in accordance with
         Section 6 hereof, unless in each case the Corporation shall have first offered to sell such securities (the "Offered Securities") to the holders of the Series 2006-A Preferred as follows: the Corporation shall offer to sell to such holders that portion of the Offered Securities as the number of shares of Common Stock (treating the outstanding Common Stock and shares of Common Stock issuable upon the conversion of the Series 2006-A Preferred, the Series 2003-A Preferred, the Series 2002-A Preferred and the Amended Series 2001-A Preferred as outstanding in the aggregate) then held by each such holder bears to the total number of shares of Common Stock so determined as are then outstanding on such date, at a price and on such other terms as shall have been specified by the Corporation in a writing delivered to such holder (the "Offer"), which

         Offer by its terms shall remain open and irrevocable for a period of thirty (30) days from the date of the Offer.

         6. The Certificate of Designation of the Series 2006-A Preferred Stock, as corrected is set forth in its entirety on Exhibit A attached hereto.




                        Signature page follows this page.

         IN WITNESS WHEREOF, Harold's Stores, Inc. has caused this certificate to be duly executed on its behalf by the undersigned, Leonard Snyder, Interim Chief Executive Officer, and attested by Jodi L. Taylor, its Secretary, this 31st day of August, 2006.


                                             HAROLD'S STORES, INC.


                                             By: /s/ Leonard Snyder
                                                 -------------------------------
                                                 Leonard Snyder
                                                 Interim Chief Executive Officer



ATTEST:


/s/Jodi L. Taylor
-------------------------
Jodi L. Taylor, Secretary

                                    EXHIBIT A
                           CERTIFICATE OF DESIGNATION
                                     OF THE
                          SERIES 2006-A PREFERRED STOCK
                                ($0.01 PAR VALUE)
                                       OF
                              HAROLD'S STORES, INC.


         Pursuant to Section 1032 of the Oklahoma General Corporation Act

         The undersigned, the interim Chief Executive Officer of Harold's Stores, Inc., an Oklahoma corporation (the "Corporation"), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on January 13, 2006, pursuant to the provisions of Section 1032.A of the Oklahoma General Corporation Act:

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the issuance of a series of the preferred stock, par value $0.01 per share, of the Corporation to be designated "Series 2006-A Preferred Stock," which shall consist of 100,000 shares of preferred stock that the Corporation now has authority to issue, be, and the same hereby is, authorized, and the powers, designations, preferences and rights, and the qualifications, limitations or restrictions of the shares of such series (in addition to the rights and limitations set forth in the Certificate of Incorporation that may be applicable to the Series 2006-A Preferred Stock) are fixed as follows:

         1.   Dividends.

              (a) The holders of the Series 2006-A Preferred Stock (the "Series 2006-A Preferred") shall be entitled to receive, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in common stock, par value $.01 per share ("Common Stock"), of the Corporation or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock or any other securities issued by the Corporation that are junior to the Series 2006-A Preferred ("Junior Securities"), an amount equal to eight percent (8%) of the Stated Value (as defined below) per annum, subject to adjustment as set forth below (the "Dividend Rate"). Dividends shall accrue daily after issuance and shall be payable quarterly on the first day of January, April, July and October (each a "Dividend Date") commencing on the first of such dates after the date of issuance of the shares (the "Original Issue Date"). Dividends not paid on a Dividend Date shall cumulate. Cumulated dividends shall compound annually on each anniversary of the Original Issue Date. Dividends payable on July 1 and October 1 shall be payable in additional shares of Series 2006-A Preferred. Dividends payable on January 1 and April 1 shall be payable in cash. After one year from the Original Issue Date as to any shares of Series 2006-A Preferred, dividends shall be payable in either cash or in additional shares of Series 2006-A Preferred, or a combination thereof, at the option of the holder as provided to the Corporation by written notice not less than ten (10) days prior to the applicable Dividend Date. In the absence of a specific election by a holder, dividends shall be paid in cash. For purposes of determining the number of shares of Series 2006-A
         Preferred to be issued in connection with the payment of any dividend in such shares, the shares of Series 2006-A Preferred to be issued shall be valued at the Stated Value. No scrip or fractional shares of Series 2006-A Preferred shall be issued. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Stated Value.

              (b) No dividend will be declared or paid or set apart for payment on preferred stock of any series ranking as to dividends on a parity with the Series 2006-A Preferred unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series 2006-A Preferred for all dividend payment periods terminating on or prior to the date of payment of such dividend. When dividends are not paid in full upon the Series 2006-A Preferred and any other preferred stock ranking as to dividends on a parity with the Series 2006-A Preferred, all dividends declared upon shares of the Series 2006-A Preferred and any other preferred stock ranking on a parity as to dividends will be declared pro rata.

              (c) If the Corporation's operating income for any fiscal year ending after the Original Issue Date exceeds $4,750,000, as reflected in its audited financial statements for such year, the Dividend Rate will be reduced to six percent (6%) per annum effective as of the first day of the following fiscal year. The Corporation will give written notice of any such adjustment to the Dividend Rate to the holders of the Series 2006-A Preferred within ten (10) days following the issuance of an audit opinion by the Corporation's independent public accountant.

              (d) The "Stated Value" of the Series 2006-A Preferred shall be One Hundred Dollars ($100.00).

         2.   Liquidation Preference.

              (a) Preferential Amounts. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), the holders of the Series 2006-A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, an amount per share equal to the Stated Value for each such share of Series 2006-A Preferred then so held (as adjusted for any stock dividends, combinations, recapitalizations, splits or otherwise on such shares), plus a further amount equal to all accrued but unpaid dividends (which shall include all cumulated dividends) on such shares. All of the preferential amounts to be paid to the holders of the Series 2006-A Preferred under this Section 2 shall be paid or declared and set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or funds of the Corporation to, the holders of the Common Stock in connection with such Liquidation Event. Neither the merger nor consolidation of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale or transfer of all or any part of the assets of the Corporation, shall without a contemporaneous liquidation, dissolution or winding up, be deemed to be a Liquidation Event.

              (b) Insufficient Assets. If, upon a Liquidation Event, the assets and funds of the Corporation are insufficient to provide for the payment of the full aforesaid preferential amount to the holders of the Series 2006-A Preferred and the full preferential amount due to the holders of any preferred stock ranking as to liquidation on a parity with the Series 2006-A Preferred, such assets and funds as are available shall be distributed ratably among the holders of the Series 2006-A Preferred and the holders of any such preferred stock ranking as to liquidation on a parity with the Series 2006-A Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

              (c) No Further Participation. After the payment or the setting apart of payment of the full preferential amount to the holders of the Series 2006-A Preferred, the holders of the Series 2006-A Preferred shall not be entitled to any further participation in any distribution of assets by the Corporation in connection with a Liquidation Event.

              (d) Non-cash Distribution. If any of the assets of the Corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage an independent appraiser to determine the value of the assets to be distributed to the holders of the Series 2006-A Preferred, the Series 2003-A Preferred Stock (the "Series 2003-A Preferred"), the Series 2002-A Preferred Stock (the "Series 2002-A Preferred"), the Amended Series 2001-A Preferred Stock (the "Amended Series 2001-A Preferred") and the Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of Series 2006-A Preferred, Series 2003-A Preferred, 2002-A Preferred, Amended Series 2001-A Preferred and Common Stock of the appraiser's valuation. Notwithstanding the above, any securities to be distributed to the shareholders shall be valued as follows (the "Average Market Price"):

                  (i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading day period ending on the trading day prior to the closing of the transaction, adjusted appropriately for any stock splits, stock dividends or similar changes in capitalization occurring during such period;

                  (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the twenty
              (20) trading day period ending on the trading day prior to the closing of the transaction, adjusted appropriately for any stock splits, stock dividends or similar changes in capitalization occurring during such period; and

                  (iii) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the total combined outstanding shares of the Series 2006-A Preferred, the Series 2003-A Preferred, the Series 2002-A Preferred and the

              Amended Series 2001-A Preferred, provided that if the Corporation and the holders of a majority of the total combined outstanding shares of the Series 2006-A Preferred, the Series 2003-A Preferred, the Series 2002-A Preferred and the Amended Series 2001-A Preferred are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation but acceptable to the holders of a majority of the total combined outstanding shares of the Series 2006-A Preferred, the Series 2003-A Preferred, the Series 2002-A Preferred and the Amended Series 2001-A Preferred.

         3. Voting Rights. Except as set forth herein or as otherwise required by law, the holder of each share of Series 2006-A Preferred shall be entitled to that number of votes allotted by law and hereunder equal to the number of shares of Common Stock into which such share of Series 2006-A Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of capital stock of the Corporation having general voting power and not counted separately as a class, except as set forth in this Certificate or as otherwise required by law. The holders of the Series 2006-A Preferred shall be entitled to vote as a single class for the election of a number of members of the board of directors of the Corporation such that the number of directors so elected by the holders of the Series 2006-A Preferred represents a percentage of the total membership of the Corporation's board of directors that equals, as nearly as practicable, the percentage of the Corporation's outstanding Common Stock (treating the outstanding Common Stock and shares of Common Stock issuable upon the conversion of the Series 2006-A Preferred, the Series 2003-A Preferred, the Series 2002-A Preferred and the Amended Series 2001-A Preferred as outstanding in the aggregate) represented by the outstanding Series 2006-A Preferred on an as-converted basis, rounded up or down to the nearest whole number. For so long as such percentage rounds to zero, the holders of the Series 2006-A Preferred shall not be entitled, voting together as a class, to elect any directors. In the event the holders of the Amended Series 2001-A Preferred and the Series 2002-A Preferred voting together, and the Series 2003-A Preferred, voting separately, no longer have the right to designate the Chairman of the Board and/or the Vice-Chairman of the Board as described in the Certificates of Designation establishing such series of preferred stock, then one such director elected by the holders of the Series 2006-A Preferred shall serve as Chairman of the Board and one such director shall serve as Vice-Chairman of the Board, provided that if the holders of the Series 2006-A Preferred, voting together as a class, are entitled to elect only one director, that director shall serve as Chairman of the Board. This voting right of the Series 2006-A Preferred shall not limit the right of the holders of the Series 2006-A Preferred to vote their shares of Series 2006-A Preferred or any other voting shares of the Corporation held by any of such holders, as to any other matter as to which the shareholders of the Corporation are entitled to vote, including in connection with a shareholder vote for the election of directors generally. The holders of Series 2006-A Preferred shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation.

         4. Conversion. The holders of the Series 2006-A Preferred have conversion rights as follows (the "Conversion Rights"):

              (a) Right to Convert. Each share of Series 2006-A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value for such share by the applicable conversion price (each a "Conversion Price"), as follows:

                  (i) for the shares of Series 2006-A Preferred issuable
              pursuant to any option or other right to acquire shares of Series 2006-A Preferred, the Conversion Price shall equal the Average Market Price of the Common Stock as of the twenty (20) trading days ending on the trading day next preceding the date such option or other right is granted, as quoted by the securities exchange upon which such Common Stock is traded (the "Stated Value Conversion Price"); and

                  (ii) for the shares of Series 2006-A Preferred issued in
              satisfaction of any dividend, and for all such shares accrued from the last Dividend Date through the date of conversion of any Series 2006-A Preferred into Common Stock, the Conversion Price shall be equal to the Average Market Price of the Common Stock as of the twenty (20) trading days ending on the trading day next preceding such Dividend Date, adjusted appropriately for any stock splits, stock dividends or similar changes in capitalization occurring during such period (the "Dividend Conversion Price"); and

                  (iii) for any other shares of Series 2006-A Preferred that may be issued by the Corporation, the Conversion Price shall be established by separate resolution of the Board of Directors of the Corporation.

         No fractional shares of Common Stock shall be issued upon conversion of Series 2006-A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the applicable Average Market Price of a whole share used for purposes of computing the Conversion Price.

              (b) Mechanics of Conversion. Any holder of Series 2006-A Preferred electing to convert shares of Series 2006-A Preferred into full shares of Common Stock and to receive certificates therefor shall surrender the certificate or certificates representing the shares of Series 2006-A Preferred to be converted, if such share certificates have been issued by the Corporation, duly endorsed, at the office of the Corporation or of any transfer agent for the Series 2006-A Preferred, and shall give written notice to the Corporation at such office that it elects to convert the certificated shares surrendered with the notice of conversion and any other shares as to which share certificates have not been issued by the Corporation. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series 2006-A Preferred, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of delivery to the Corporation of the holder's written notice of conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

              (c) Reservation of Preferred and Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares: (i) such number of shares of Series 2006-A Preferred as shall from time to time to be sufficient to permit issuance of such shares pursuant to any option or other right to acquire shares of 2006-A Preferred Stock or for the payment of dividends on the Series 2006-A Preferred in additional shares of Series 2006-A Preferred; and
         (ii) such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series 2006-A Preferred; and if at any time the number of authorized but unissued shares of Series 2006-A Preferred or Common Stock shall not be sufficient to effect the payment of dividends or conversion of all then outstanding shares of the Series 2006-A Preferred as contemplated by this Section 4(c), in addition to such other remedies as shall be available to the holder of such Series 2006-A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes.

              (d) Adjustments to Conversion Price.

                  (i) Adjustments for Stock Dividends, Subdivisions,
              Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock dividends, splits, or otherwise) into a greater number of shares of Common Stock, each Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, each Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                  (ii) Adjustments for Other Distributions. In the event the
              Corporation at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or assets of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of Series 2006-A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Corporation which they would have received had their Series 2006-A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
              Section 4 with respect to the rights of the holders of the Series 2006-A Preferred.

                  (iii) Adjustments for Reclassification, Exchange and
              Substitution. If the Common Stock issuable upon conversion of the Series 2006-A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then in each such event the holder of each share of Series 2006-A Preferred shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series 2006-A Preferred immediately before such change, all subject to further adjustment as provided herein.

                  (iv) No Impairment. Without the prior written consent of the holders of at least a majority of the outstanding Series 2006-A Preferred, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series 2006-A Preferred against impairment.

                  (v) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to
              Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series 2006-A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series 2006-A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) each Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series 2006-A Preferred.

              (e) Limitation on Conversion. The shares of 2006-A Preferred shall be convertible only to the extent that any shareholder approval required for them to be convertible as required by the rules of any securities exchange upon which the Common Stock may be listed is obtained prior to the conversion. The Corporation shall take all necessary action to present to the shareholders for approval at the first annual meeting after the date of this certificate a proposal to approve the conversion rights of the 2006-A Preferred to the extent required by such rules.

         5.   Redemption.

              (a) Commencing at any time on or after three (3) years from the Original Issue Date, the Corporation, at its option, may redeem the Series 2006-A Preferred. Unless otherwise agreed by any affected holder and only with respect to such holder's shares of Series 2006-A Preferred, the Corporation shall not redeem less than all of the Series 2006-A Preferred held by any holder.

              (b) The Corporation shall redeem to the extent it may legally do so the Series 2006-A Preferred by paying a price per share equal to the Stated Value for such shares plus all accrued but unpaid dividends (including cumulated dividends) on each such share. After the Corporation has given written request that the Series 2006-A Preferred be redeemed in accordance with this Section 5, no shares of the capital stock of the Corporation (other than shares of Series 2006-A Preferred) shall be redeemed prior to the redemption of the Series 2006-A Preferred.

              (c) At least six (6) months and one (1) week prior to the redemption date, or such lesser period as the holders of at least a majority of the Series 2006-A Preferred may agree, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day immediately preceding the day on which notice is given) of the Series 2006-A Preferred, at the address last shown on the records of the Corporation for such holder, specifying the number of shares to be redeemed from each holder, the redemption price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the price designated, its certificate or certificates representing such holder's shares to be redeemed (the "Redemption Notice"). On or after the redemption date, such holder of Series 2006-A Preferred to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the price designated in the Redemption Notice, and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.

              (d) From and after the redemption date, unless there shall have been a default in payment of the redemption price, all rights of the holders of shares of Series 2006-A Preferred designated for redemption in the Redemption Notice (except the right to receive the redemption price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares at such time, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series 2006-A Preferred on the redemption date are insufficient to redeem the total number of shares of Series 2006-A Preferred to be redeemed, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series 2006-A Preferred. The shares of Series 2006-A Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series 2006-A Preferred, such funds will immediately be used to

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
         redeem the balance of the shares that the Corporation has become obligated to redeem on the redemption date.

         6. Protective Provisions. For so long as the shares of Common Stock issuable upon the conversion of the outstanding Series 2006-A Preferred represent in the aggregate at least ten percent (10%) of the Corporation's outstanding Common Stock (treating the outstanding Common Stock and shares of Common Stock issuable upon the conversion of the Series 2006-A Preferred, the Series 2003-A Preferred, the Series 2002-A Preferred and the Amended Series 2001-A Preferred as outstanding in the aggregate), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series 2006-A Preferred, voting together as a single class on an as-converted to Common Stock basis:

              (a) amend, repeal or waive any provision of the Corporation's Certificate of Incorporation or Bylaws;

              (b) alter or change the rights, preferences or privileges of the Series 2006-A Preferred;

              (c) redeem any shares of the Corporation's capital stock (except for the Series 2003-A Preferred, the Series 2002-A Preferred or the Amended Series 2001-A Preferred as provided in the Certificates of Designation therefor filed with the Oklahoma Secretary of State or except for the Series 2006-A Preferred in accordance with Section 5 hereof);

              (d) authorize or issue any class or series of capital stock, other than the issuance of Series 2006-A Preferred, Series 2003-A Preferred, Series 2002-A Preferred and Amended Series 2001-A Preferred in satisfaction of dividends or pursuant to existing conversion rights or options or warrants granted to persons to acquire shares of Series 2006-A Preferred, provided that the Corporation may issue options and other stock-based awards (and the shares upon exercise thereof) pursuant to the following Subsection (e);

              (e) adopt, amend or modify (including modification by the repricing of existing awards, except and only to the extent resulting from a stock split or similar transaction) any stock option plan or employee stock ownership plan or issue any shares of capital stock of the Corporation to its or its subsidiaries' employees or directors, except pursuant to the Corporation's 1993 or 2002 Performance and Equity Incentive Plan and 1993 Employee Stock Purchase Plan, each as amended;

              (f) pay or declare any dividend or other distribution on Junior Securities, except as provided herein;

              (g) authorize, or take any action to effect, or otherwise permit a sale or other disposition of all or substantially all of the assets of the Corporation or any subsidiary, or a merger, acquisition, recapitalization, other corporate reorganization or sale of control of the Corporation or any subsidiary, or a license of a substantial portion of the assets of the Corporation or any subsidiary;

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
              (h) undertake or effect any liquidation, dissolution or winding up of the Corporation or any material subsidiary, any assignment for the benefit of creditors, or any bankruptcy or similar filing;

              (i) create any new subsidiary of the Corporation or permit any subsidiary of the Corporation to sell or otherwise issue any capital stock or any right to acquire any of its capital stock to any party other than the Corporation;

              (j) change the size of the Corporation's board of directors;

              (k) take any action which results in the Corporation making, or permitting any subsidiary to make, any loan to, or investment in, another entity, other than a subsidiary of the Corporation;

              (l) take any action to incur or assume more than $1,000,000 of indebtedness, either individually or on a cumulative basis, in excess of the amount of the Corporation's existing indebtedness and availability at such time under credit facilities that exist as of the Original Issue Date, excluding the extension of trade credit in the ordinary course of business consistent with past practices;

              (m) take any action which results in the Corporation and its subsidiaries making, or becoming obligated to make, any capital expenditures in excess of $4,000,000 in the aggregate in any fiscal year;

              (n) enter into, or permit any subsidiary to enter into, any agreement, contract, arrangement or transaction, whether oral or written, with or for the benefit of any of its or any subsidiary's officers, directors or shareholders, any individual or entity that is an "affiliate" of the Corporation within the meaning of the rules promulgated under the Securities Exchange Act of 1934, as amended, or any individual related by blood, marriage, or adoption to any such individual or entity, unless such agreement, contract, arrangement or transaction is entered into in the ordinary course of business and on terms no less favorable to the Corporation than those the Corporation would have been reasonably likely to obtain as the result of arms-length negotiations with an unrelated third party;

              (o) approve any material change in any line of business of the Corporation or any subsidiary; or

              (p) enter into any acquisition or series of related acquisitions, directly or through a subsidiary, involving an aggregate transaction value in excess of $500,000.

         7. Limitations on Reissuance. No share or shares of Series 2006-A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         8. Preemptive Rights. Except for the issuance of stock (a) as payment of dividends on the Series 2006-A Preferred, the Series 2003-A Preferred, the Series 2002-A Preferred and the Amended Series 2001-A Preferred and the issuance of Common Stock on conversion of the Series 2006-A Preferred, the Series 2003-A Preferred, the Series 2002-A Preferred and the

Amended Series 2001-A Preferred, or (b) pursuant to existing conversion rights or options or warranted granted to persons to acquire shares of Series 2006-A Preferred, the Corporation shall not issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any (i) shares of Common Stock, (ii) any other equity security of the Corporation, including without limitation, shares of Series 2006-A Preferred, Series 2003-A Preferred, Series 2002-A Preferred or Amended Series 2001-A Preferred, (iii) any debt security of the Corporation (other than debt with no equity feature) including without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Corporation, (iv) any security of the Corporation that is a combination of debt and equity, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Corporation, except for the issuance of options and other awards, and shares issuable thereon, pursuant to the Corporation's 1993 or 2002 Performance and Equity Incentive Plan and 1993 Employee Stock Purchase Plan, each as amended, or any other employee incentive plan approved in accordance with Section 6 hereof, unless in each case the Corporation shall have first offered to sell such securities (the "Offered Securities") to the holders of the Series 2006-A Preferred as follows: the Corporation shall offer to sell to such holders that portion of the Offered Securities as the number of shares of Common Stock (treating the outstanding Common Stock and shares of Common Stock issuable upon the conversion of the Series 2006-A Preferred, the Series 2003-A Preferred, the Series 2002-A Preferred and the Amended Series 2001-A Preferred as outstanding in the aggregate) then held by each such holder bears to the total number of shares of Common Stock so determined as are then outstanding on such date, at a price and on such other terms as shall have been specified by the Corporation in a writing delivered to such holder (the "Offer"), which Offer by its terms shall remain open and irrevocable for a period of thirty (30) days from the date of the Offer. The price and other terms included in any Offer shall be no less favorable to the holders of the Series 2006-A Preferred than those offered to any prospective third party purchaser.

         9. Ranking. The Series 2006-A Preferred shall rank for purposes of dividends and distribution of assets on liquidation of the Corporation on a parity with the Series 2003-A Preferred, the Series 2002-A Preferred, the Amended Series 2001-A Preferred and any other series of preferred stock which specifically states that it ranks on a parity with the Series 2006-A Preferred for such purposes.


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